Exhibit 10.1

FORM OF AMENDMENT

TO

STOCK OPTION AWARD AGREEMENT

This AMENDMENT (this “Amendment”), dated as of [_________], 2022 to THEMAVEN, INC. STOCK OPTION AWARD AGREEMENT, by and between The Arena Group Holdings, Inc., formerly known as theMaven, Inc. (the “Company”), and Douglas B. Smith (“Optionee” or “you”).

RECITALS:

WHEREAS, the Company and Optionee entered into a two Stock Option Award Agreements, both dated as of March 11, 2019 (collectively, including any amendments, the “Option Agreements”), issued separate from any equity incentive or similar plan, which set forth certain terms and conditions related to the option grants made by the Company to you to purchase shares of common stock of the Company.

WHEREAS, the Company and Optionee desire to amend the Option Agreements to lower the exercise price in the Option Agreements to the current fair market value of the Corporation’s common stock as listed on the NYSE American (the “FMV”) and explicitly allow payment of the exercise price by traditional cashless exercise (“Cashless Exercise”), if elected by Optionee at the time of exercise.

WHEREAS, pursuant to NYSE American guidance, the adjustment of the exercise price Amendment must be approved and ratified by a vote of the Company’s stockholders.

WHEREAS, except as expressly provided herein, all other terms and conditions of the Option Agreement shall be unaffected by this Amendment and shall remain in full force and effect. Capitalized terms not defined in this Amendment shall have the meanings given them in the Option Agreements.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The “Exercise Price” on the first page of the Option Agreement shall be amended and restated to be the FMV as of the close of the NYSE American on March 18, 2022: $8.82 per share.

2.	The Exercise Price may be paid by Cashless Exercise, at the election of Optionee at the time of exercise (in addition to any other method by which the Exercise Price may already be paid in the Option Agreement).

3.	The Company and Optionee mutually agree that this Amendment is subject to approval and ratification by the Company’s stockholders before this Amendment becomes effective. This Amendment shall be submitted for approval to stockholders of the Company at the Company’s next annual meeting. If the stockholders do not approve this Amendment, then the Company and Optionee mutually agree that the Option Agreements will remain in effect on their current terms and will not be repriced.

4.	This Amendment may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission), each of which shall be an original, and which together shall constitute one and the same Amendment.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year set forth above.

THE ARENA GROUP HOLDINGS, INC.	OPTIONEE

By:
Name:	Name:	Douglas B. Smith
Title: